EXHIBIT 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Georgia-Carolina Bancshares, Inc. of our report dated March 20, 2013 with respect to the consolidated financial statements of Georgia-Carolina Bancshares, Inc. as of and for the year ended December 31, 2012 which appears in the Annual Report on Form 10-K of Georgia-Carolina Bancshares, Inc.

/s/ Crowe Horwath LLP

Atlanta, GA

August 2, 2013